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                                                                     Exhibit 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)

                                           Three Months Ended           Nine Months Ended
                                       --------------------------  --------------------------
                                       September 29, September 30, September 29, September 30,
                                           2001          2000          2001          2000
                                       ------------- ------------- ------------- -------------
Basic:
   Net loss...........................   $(11,548)      $(5,646)     $(43,167)      $(2,089)
   Average common shares outstanding..     32,004        32,004        32,004        32,004
   Net loss per common share--basic...   $  (0.36)      $ (0.18)     $  (1.35)      $ (0.07)
Diluted:
   Net loss...........................   $(11,548)      $(5,646)     $(43,167)      $(2,089)
   Average common shares outstanding..     32,004        32,004        32,004        32,052
   Net loss per common share--diluted.   $  (0.36)      $ (0.18)     $  (1.35)      $ (0.07)


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